Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Alexza Pharmaceuticals, Inc. for the registration of up to $150,000,000 of its debt and equity securities and to the incorporation by reference therein of our report dated March 27, 2007, with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
March 27, 2007